Investor Contact:	Company Contact:
John Nesbett/Jennifer Belodeau	James Doss, President
Institutional marketing Services (IMS)	(858) 549-6340
(203) 972-9200	rfi@rfindustries.com
jnesbett@institutionalms.com

RF Industries Reports Preliminary Unaudited Results for

Fiscal 2013 Fourth Quarter and Year End; Provides Guidance for Q1 of Fiscal 2014

San Diego, California, January 3, 2014 – RF Industries Ltd. (NASDAQ: RFIL) announced preliminary unaudited financial results for the fiscal fourth quarter and year ended October 31, 2013.

For the fourth quarter ended October 31, 2013, preliminary unaudited revenues decreased $0.9 million, or 9%, to $8.4 million as compared to $9.3 million in the same quarter of fiscal 2012. Preliminary unaudited income from continuing operations for the 2013 fourth quarter was $0.9 million, or $0.12 per basic and $0.11 per diluted share, compared to $0.9 million, or $0.13 per basic and $0.12 per diluted share in the fourth quarter of 2012. Preliminary unaudited net income for the 2013 fourth quarter was $0.3 million, or $0.03 per basic and diluted share, compared to $1.2 million, or $0.17 per basic and $0.15 per diluted share in the fourth quarter of 2012.

For the fiscal year ended October 31, 2013, preliminary unaudited revenues increased 32% to $36.6 million as compared to revenues of $27.7 million in fiscal 2012. Preliminary unaudited income from continuing operations was $5.0 million, or $0.65 per basic and $0.59 per diluted share as compared to $2.6 million, or $0.38 per basic and $0.34 per diluted share in the same prior year period.

As previously announced, the company recently sold both divisions that constituted the company’s RF Wireless segment (RF Neulink was sold on July 31, 2013, and RadioMobile was sold on October 31, 2013). Neither of these divisions had performed according to the company’s expectations during the past few years and, in general, the wireless segment operated at a loss. The company recorded a preliminary unaudited loss from discontinued operations, net of tax, of $1.1 million during fiscal 2013 as a result of the disposition of the RF Wireless segment. The foregoing preliminary unaudited loss from discontinued operations reduced the company’s preliminary unaudited net income for the fiscal year ended October 31, 2013 to $3.8 million, or $0.50 per basic and $0.46 per diluted share. For the 2012 fiscal year, earnings per share was $0.38 per basic and $0.34 per diluted share.

Howard Hill, RF Industries’ Chief Executive Officer, stated, “During most of 2013, we saw increased demand for our offerings across all end markets, which resulted in solid revenue growth for the year. Our Cables Unlimited division was particularly strong and generated over 90% of our company’s overall revenue growth in fiscal 2013. The revenue growth at Cables Unlimited was the result of sales of its OptiFlex™ power and fiber optic cabling system that is marketed for use with cell towers.”

Mr. Hill further stated, “Since mid-October, sales for OptiFlex™ have substantially slowed primarily due to a decline in the demand for cabling systems and increased competitive pressure. Given what we’ve seen in the first two months of fiscal 2014, we expect to see a material decline in revenues and operating profit from Cables Unlimited in the first quarter, both sequentially and as compared to the first quarter of 2013. Accordingly, we anticipate a corresponding material decline in revenues and income from continuing operations on a consolidated basis in the first quarter, both sequentially and as compared to the first quarter of 2013”.

The Company expects to report fully audited results for fiscal 2013 on January 17, 2014.

About RF Industries

RF Industries is a leading designer and manufacturer of innovative interconnect products and complex cable assemblies across diversified, high growth markets including wireless carriers & infrastructure, medical and industrial. The Company’s products include RF connectors, coaxial and custom cable assemblies, fiber optic cables, wiring harnesses, and medical wiring products.  The Company’s leading edge connectivity solutions are used throughout the wireless infrastructure. The Company has reported 20 consecutive years of profitability and is headquartered in San Diego, California with operations in Las Vegas, Nevada and Yaphank, New York. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the operations of the Cables Unlimited division which was acquired in June 2011; and the Company’s reliance on certain distributors for a significant portion of anticipated revenues. Further discussion of these and other potential risk factors may be found in the Company’s public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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